EXHIBIT 99

May 4, 2004                                   CONTACT:           Peter Sheffield
                                              Phone:                704/373-4503
                                              24-Hour:              704/382-8333

             DUKE ENERGY ANNOUNCES SALE OF SOUTHEAST MERCHANT PLANTS

CHARLOTTE, N.C. -- Duke Energy announced today an agreement with KGen Partners LLC, owned by MatlinPatterson Global Opportunities Partners II, to purchase all Duke Energy's merchant generation assets in the southeast United States for $475 million.

Total proceeds from this transaction, including the sales proceeds and approximately $500 million in tax benefits, will be approximately $1 billion. This year, Duke Energy has announced or closed asset sales that will provide the company with approximately $2.5 billion, including the approximate $500 million tax benefit from this sale.

"In January, we announced our strategy for a smaller, more focused merchant energy business," said Chairman of the Board and Chief Executive Officer Paul Anderson. "With the sale of the southeast merchant fleet, we're delivering on our plan. Upon closing this transaction, we will have reduced our merchant generation fleet by a third and will no longer own merchant generation in the southeast United States.

"Together with earlier announcements, the sale of the southeast merchant plants puts the company well ahead of its 2004 divestiture target less than six months into the year."

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As a result of this announced sale and in accordance with generally accepted accounting principles (GAAP), Duke Energy will record an additional pre-tax loss of approximately $36 million or $.03 per share to its first quarter results reported on April 29, 2004. This adjustment will bring the company's first quarter 2004 reported results to $0.33 cents per share, while its on-going earnings per share for first quarter 2004 will remain at $0.32 cents per share as this additional loss is a special item.

Special items for first quarter 2004 include:

                                                                        Pre-Tax     Tax       2004 EPS
($ in Millions)                                                         Amount     Effect      Impact
------------------                                                      ------     ------      ------
First Quarter 2004

o    Gain on sale of Australian assets                                  $ 256      ($ 18)    $   0.26

o    Net loss on sale of DENA assets, primarily anticipated sale of
     southeast U.S. plants                                               (361)       134        (0.25)

o    Gains on sale of other assets, including Caribbean Nitrogen Co.       14         (5)        0.01

o    Charge related to planned sale of Cantarell investment               (13)         5        (0.01)
                                                                        =====      =====     ========
TOTAL EPS IMPACT                                                                             $   0.01
                                                                        =====      =====     ========
EPS, as reported                                                                             $   0.33

EPS, ongoing                                                                                 $   0.32


The sale, which is subject to certain regulatory approvals, is expected to close during the third quarter of this year. The portfolio of assets includes eight natural gas-fired power plants in the region with a total of 5,325 megawatts of capacity - Hot Spring (Arkansas); Murray and Sandersville (Georgia); Marshall (Kentucky); Hinds, Southaven, Enterprise and New Albany (Mississippi); and certain other power and gas contracts.

Non-GAAP Financial Measures

Duke Energy's management uses ongoing EPS, which represents net income adjusted for special items, as one of the measures to evaluate operations of the company. Special items represent certain charges which management believes will


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not be recurring on a regular basis. Management believes that the presentation of ongoing EPS provides useful information to investors, as it allows them to more accurately compare the company's ongoing performance across all periods.

A conference call for analysts is scheduled from 10 a.m. to 10:30 a.m. ET Wednesday, May 5, 2004, to discuss the announced sale of the southeast generation assets. The conference call can be accessed via the investors' section of Duke Energy's Web site http://www.duke-energy.com/investors/events/DENA05042004.asp or by dialing 800/500-3170 in the United States or 719/457-2733 outside the United States. The confirmation code is 538934. Please call in five to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through midnight ET on May 14 by dialing 888/203-1112 with a confirmation code of 538934. The international replay number is 719/457-0820, confirmation code 538934. A replay and transcript also will be available by accessing the investors' section of the company's Web site http://www.duke-energy.com/investors/events/DENA05042004.asp. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on our investor relations' Web site at: http://www.duke-energy.com/investors/financial/gaap/default.asp.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in North America and selected international markets. In 2004, the company celebrates a century of service with the 100th anniversary of its electric utility Duke Power. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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